Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Pricing of Offering of 6.00% Senior Notes Due 2023

NEWPORT BEACH, Calif. — March 6, 2018 — William Lyon Homes (NYSE: WLH) (the “Company”) today announced that it has priced a private offering of $350.0 million in aggregate principal amount of 6.00% senior notes due September 1, 2023 (the “2023 notes”) through its wholly owned subsidiary, William Lyon Homes, Inc. (“California Lyon”). The Company expects to close this offering on March 9, 2018, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering (i) together with approximately $200.0 million in cash generated from certain land banking arrangements and cash on hand, to finance its previously announced acquisition of RSI Communities LLC and three additional related real estate assets (the “RSI Acquisition”) and to pay related fees and expenses and (ii) to repay all of California Lyon’s $150.0 million in aggregate principal amount of 5.75% Senior Notes due 2019. The RSI Acquisition is expected to close in the first quarter of fiscal year 2018, subject to the satisfaction of certain closing conditions.

The 2023 notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The 2023 notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2023 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2023 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed offering of the 2023 notes, the closing of the RSI Acquisition or the repayment of the 5.75% Senior Notes due 2019, each as described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Portland and Seattle. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 102,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Investor/Media Contacts:

Financial Profiles, Inc.

Larry Clark, (310) 622-8223

WLH@finprofiles.com